Exhibit 99

Anadarko Announces $1.3 Billion Gulf of Mexico Shelf Divestiture

    HOUSTON--(BUSINESS WIRE)--Aug. 20, 2004--Anadarko Petroleum Corp. (NYSE:APC) today announced it has entered into purchase and sale agreements for the divestiture of its Gulf of Mexico (GOM) Shelf properties through two transactions totaling $1.312 billion. Anadarko has agreed to sell an overriding royalty interest(1) to Morgan Stanley Capital Group Inc., and thereafter, the Shelf properties to Apache Corporation.
    The package represents an estimated 98.6 million barrels of oil equivalent (BOE) of proved reserves as of year-end 2003 and current daily net production of approximately 46,000 BOE.
    "Today's announcement is a major milestone in the execution of our refocused strategy, which is intended to make Anadarko more competitive by focusing on the areas where we can achieve sustainable growth and attractive returns, such as exploration and unconventional resource development and exploitation," said Jim Hackett, Anadarko president and CEO. "The price offered for our Shelf properties is indicative of the high quality of assets we are divesting. These properties should be worth more to those whose strategic focus is different than ours."
    Anadarko's GOM Shelf properties include 78 fields and 112 platforms. Upon completion of the announced sales, Anadarko will operate only one offshore platform, the newly commissioned Marco Polo facility at deepwater Green Canyon Block 608.
    "By exiting the Shelf, we can focus our Gulf program on the deepwater, which is expected to be the single-largest contributor to Anadarko's targeted 5 percent to 9 percent annual growth rate through 2009," Hackett said.
    "The sales agreements provide greater confidence that we will exceed our targeted minimum after-tax proceeds of $2.5 billion from the asset realignment," said Jim Larson, Anadarko chief financial officer. "We anticipate that approximately $1.4 billion of proceeds from Anadarko's overall planned divestiture program will be earmarked for net debt reduction, with the remainder used primarily to repurchase stock. This transaction will go a long way towards enabling us to deliver on that promise.
    "We have made great progress with the remaining divestiture packages," Larson added. "We've received suitable bids on the Canada Phase 1 package and we expect to open the data room for the Canada Phase 2 package next week. Data rooms are already open for all seven packages of U.S. onshore properties. All together, these remaining packages represent an estimated 230 million BOE of proved reserves as of year-end 2003, and we expect to close these deals by year-end."
    The Morgan Stanley and Apache transactions are subject to normal closing conditions and purchase price adjustments, including preferential right elections, and are expected to close by the end of September. The sale to Apache is subject to Hart Scott Rodino review.
    "Anadarko appreciated the opportunity to work with Apache on this deal. We view them as the highest value purchaser, in conjunction with Morgan Stanley; Apache brought considerable experience to the table, can stand behind the abandonment liabilities and will be a solid operator for these offshore assets," said Jim Hackett.
    Transaction advisors for Anadarko for the GOM Shelf sale were Deutsche Bank Securities Inc. and Randall & Dewey LLC.
    Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had
2.5 billion barrels of oil equivalent of reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

    (1) Anadarko's sale of an overriding royalty interest to Morgan Stanley is commonly known in the industry as a volumetric production payment (VPP), which provides the buyer ownership of a certain volume of oil and gas to be produced from the properties to be delivered to the buyer of the VPP over a number of years.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

    CONTACT: Anadarko Petroleum Corp., Houston
             Media Contacts:
             Margaret Cooper, 832-636-8355
             margaret_cooper@anadarko.com
             or
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com